                                                                   EXHIBIT 10.10



                                 LOAN AGREEMENT

                                     among



                         KANEB SERVICES, INC. ("KSI"),


                        KANEB PIPE LINE COMPANY ("KPL"),


                                      and


                         BANK OF SCOTLAND (the "Bank")



                          dated as of December 1, 1995

                              TABLE OF CONTENTS


                                                                      PAGE NO.
                                                                      --------

Section 1. DEFINITIONS...............................................    1

Section 2. THE LOAN FACILITIES.......................................    1
  2.1  The Loans.....................................................    1
  2.2  Notice of Borrowing...........................................    2
  2.3  The Note......................................................    2
  2.4  Wiring Account................................................    3
  2.5  Mandatory Prepayments of Loans................................    3
  2.6  Nature of Borrowers' Obligations; Effect of Notices...........    4
  2.7  Voluntary Repayment...........................................    4
  2.8  Reduction of Commitment.......................................    5

SECTION 2A. LETTERS OF CREDIT........................................    5
  2A.1  Requests.....................................................    5
  2A.2  Issuances and Extensions.....................................    6
  2A.3  Fees and Expenses............................................    6
  2A.4  Disbursements................................................    8
  2A.5  Reimbursement................................................    8
  2A.6  Deemed Disbursements.........................................    8
  2A.7  Nature of Reimbursement Obligations..........................   10
  2A.8  [intentionally omitted]......................................   10
  2A.9  [intentionally omitted]......................................   10
  2A.10 Collateralization............................................   11

Section 3.  INTEREST.................................................   11
  3.1  Rate of Interest..............................................   11
  3.2  Interest Payment Dates........................................   11
  3.3  Overdue Payment of Principal and Interest.....................   12
  3.4  Interest Periods..............................................   12
  3.5  Rollovers.....................................................   13
  3.6  Automatic Conversion..........................................   13
  3.7  Capital Adequacy..............................................   14
  3.8  Determination of Rate of Borrowing............................   15
  3.9  Requirements of Law...........................................   16
  3.10 Required Termination and Prepayment...........................   17
  3.11 Compensation..................................................   18

Section 4.  COMMITMENT COMMISSION, ETC...............................   18
  4.1  Commitment Commission.........................................   18
  4.2  Annual Fee....................................................   19
  4.3  Facility Fee..................................................   19

                                     (i)
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                                                                      PAGE NO.
                                                                      --------

Section 5.  PAYMENTS, ETC...........................................    19
  5.1  Payments on Non-Business Days; Calculations..................    19
  5.2  Net Payments; Application....................................    19

Section 6.  CONDITIONS PRECEDENT TO INITIAL LOANS...................    22
  6.1  Default, etc.................................................    22
  6.2  Note.........................................................    22
  6.3  Supporting Documents.........................................    22
  6.4  Security Documents...........................................    23
  6.5  Approvals and Consents.......................................    23
  6.6  Financial Statements.........................................    24
  6.7  Legal Opinions...............................................    24
  6.8  Change in Law................................................    24
  6.9  All Proceedings to be Satisfactory...........................    24
  6.10 No Opposition................................................    24
  6.11 Adverse Change...............................................    24
  6.12 Fees and Expenses............................................    24
  6.13 Intercompany Documents.......................................    25
  6.14 Consent to Service...........................................    25

Section 6A.  CONDITIONS PRECEDENT TO SUBSEQUENT LOANS AND LETTERS
             OF CREDIT..............................................    25
  6A.1  Certain Conditions..........................................    25
  6A.2  Subsequent Opinions of Counsel..............................    26
  6A.3  Officer's Certificate.......................................    26

Section 7.  AFFIRMATIVE COVENANTS...................................    27
  7.1  Financial Statements; Compliance Certificates................    27
  7.2  Inspections..................................................    28
  7.3  Further Assurances...........................................    28
  7.4  Notice of Default............................................    28
  7.5  Payment of Charges...........................................    28

Section 8.  NEGATIVE COVENANTS......................................    28
  8.1  Same Type of Business........................................    29
  8.2  Liens........................................................    29
  8.3  Other Indebtedness...........................................    30
  8.4  Subordinated Indebtedness....................................    31
  8.5  EBITDA.......................................................    32
  8.6  Dissolution..................................................    32
  8.7  Sale of Assets...............................................    32
  8.8  Purchase of Assets...........................................    32
  8.9  Related Transactions.........................................    32
  8.10 Subsidiaries.................................................    32
  8.11 Investments..................................................    33
  8.12 Accounting Changes...........................................    33
  8.13 Other Agreements.............................................    34

Section 9. EVENTS OF DEFAULT........................................    34
  9.1  Principal and Interest.......................................    34

                                     (ii)
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                                                                      PAGE NO.
                                                                      --------

  9.2  Representations and Warranties.................................  34
  9.3  Negative Covenants.............................................  34
  9.4  Other Covenants................................................  34
  9.5  Other Obligations..............................................  35
  9.6  Other KSI Matters..............................................  35
  9.7  Insolvency.....................................................  35
  9.8  Pledged Securities.............................................  36
  9.9  Judgments......................................................  36
  9.10 KPOP, etc......................................................  36
  9.11 Shares.........................................................  37

Section 10.  REPRESENTATIONS AND WARRANTIES...........................  37
  10.1  Status........................................................  37
  10.2  Other.........................................................  39
  10.3  Taxes.........................................................  41

Section 11.  [intentionally omitted]..................................  41

Section 12.  MISCELLANEOUS............................................  41
  12.1  Calculations and Financial Data...............................  41
  12.2  Amendment and Waiver..........................................  42
  12.3  Expenses......................................................  42
  12.4  Benefits of Agreement; Descriptive Headings...................  43
  12.5  Notices, Requests, Demands, etc...............................  45
  12.6  Governing Law.................................................  46
  12.7  Counterparts..................................................  46
  12.8  Waiver........................................................  46
  12.9  Recoveries....................................................  46
  12.10 Jurisdiction..................................................  46
  12.11 Severability..................................................  47
  12.12 Right of Set-off..............................................  47
  12.13 No Third Party Beneficiaries..................................  48
  12.14 Effectiveness.................................................  48
  12.15 Survival......................................................  48
  12.16 Domicile of Loans.............................................  48
  12.17 Usury.........................................................  49
  12.18 Waiver of Jury Trial..........................................  49
  12.19 Securities Act................................................  49

                                   EXHIBITS


EXHIBIT A       Note
EXHIBIT B       Notice of Borrowing
EXHIBIT C       Pledge Agreement

                                  SCHEDULES

Schedule 8.2    Existing Liens
Schedule 10.1   Litigation

                                    (iii)

                                 LOAN AGREEMENT


     LOAN AGREEMENT dated as of December 1, 1995 among KANEB SERVICES, INC., a Delaware corporation ("KSI"), KANEB PIPE LINE COMPANY, a Delaware corporation ("KPL"), and BANK OF SCOTLAND (the "Bank"). KSI and KPL are sometimes referred to herein, collectively, as the "Borrowers" and, individually, as a "Borrower".


                             W I T N E S S E T H :

     WHEREAS, Borrowers have requested that the Bank make available to them a revolving credit facility of $15,000,000 in the aggregate; and

     WHEREAS, the Bank is willing to extend such credit facility to the Borrowers on the terms and conditions herein provided;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     Section 1.  DEFINITIONS.

     (a) Terms used in this Agreement which are defined in Annex I hereto shall have the meanings specified in such Annex I (unless otherwise defined herein) and shall include in the singular number the plural and in the plural number the singular.

     (b) All references to Sections in this Agreement or in Annex I hereto shall be deemed references to Sections in this Agreement unless otherwise specified.

     Section 2.  THE LOAN FACILITIES.

     2.1 The Loans. Subject to the terms and conditions set forth herein, the Bank agrees at any time and from time to time during the Commitment Period to make loans to the Borrowers (each a "Loan" and collectively, the "Loans") up to the Commitment; provided that on the date of the making of any Loan (and after giving effect thereto), the aggregate principal amount of Loans outstanding on such date (plus the aggregate amount of all LC Obligations on such date) shall not exceed (A) the Commitment then in effect, or (B) 66.67% of the Collateral Value on such day. During the Commitment Period, the Borrowers may utilize the Commitment by borrowing, prepaying the Loans in whole or in part without penalty or premium (except as otherwise provided by Section 3.11), and reborrowing, all in accordance with the terms and conditions hereof.

     2.2 Notice of Borrowing. (a) The Borrowers shall give at least four Business Days' prior written notice (a "Notice of Borrowing") to the Bank of the date (which shall be a Business Day during the Commitment Period) of each proposed borrowing hereunder (the "Borrowing Date"). Such notice shall specify (subject to the provisions of this Agreement) (i) the Borrowing Date, (ii) the total amount of the proposed borrowing, which shall be in a minimum amount of $500,000 (and, if greater, in integral multiples of $100,000), provided that the aggregate principal amount of such borrowing must equal or be less than the Unutilized Commitment (after giving effect to all other Notices of Borrowings for Loans and Issuance Requests pending at such time) at such time, and (iii) unless such Loan will be a Base Rate Loan, the requested Interest Period therefor. Unless otherwise agreed to by the Bank and a Borrower, the Notice of Borrowing for all Loans shall be substantially in the form of Exhibit B hereto. Unless otherwise agreed to in writing by the Bank and a Borrower, or as otherwise specifically provided in this Agreement, all Loans shall be Libor Loans.

     (b) Borrowers may not designate more than one Interest Period for Libor Loans in the same Notice of Borrowing. No more than five Libor Loans (whether by way of initial borrowing or conversion or otherwise) may be outstanding at any time. Without the Bank's consent, no Loan shall be made or maintained if the principal amount thereof is less than $500,000. Without the consent of the Bank, Borrowers shall not be entitled to make borrowings under the Commitment more than once in any calendar week.

     (c)  [intentionally omitted]

     (d)  [intentionally omitted]

     (e) The Bank will make the amount of its Loan or Loans available to the Borrowers on the applicable Borrowing Date, in immediately available Dollars, against delivery to the Bank at the Closing Office of such instruments, documents and papers as are provided for herein.

     (f)  [intentionally omitted]

     (g)  [intentionally omitted]

     2.3 The Note. (a) The Borrowers' obligation to pay the principal of, and interest on, the Loans shall be evidenced by a Note payable to the order of the Bank. The Note is entitled to the benefits of this Agreement and shall be secured by the Security Documents.

     (b) The principal amount of all Loans outstanding from time to time, and interest accrued thereon, shall be recorded on the records of the Bank and, prior to any transfer of, or any action to collect, the Note, the unpaid principal amount of the Loans evidenced thereby shall be endorsed on the reverse side of the Bank's Note, together with the date of such endorsement and the date to which interest has been paid; any failure to make such endorsement and provide such other information, however, shall not affect Borrowers' obligations hereunder or under the Note. Borrowers' obligations to pay principal and interest in respect of the Note shall be limited to the unpaid principal amount of the Loans evidenced thereby and unpaid interest accrued for the periods during which such Loans are outstanding.

     2.4 Wiring Account. The Borrowers agree that the proceeds of all Loans shall (unless otherwise directed in a writing signed by both Borrowers) be wired or otherwise transferred into an account in KPL's name in accordance with
Section 2.2 hereof.

     2.5 Mandatory Prepayments of Loans. (a) The Borrowers shall prepay the Loans on the effective date of any reduction or termination in the Commitment to the extent that the aggregate principal amount of the Loans on such date shall exceed the amount equal to (x) the amount of the Commitment in effect on such date less (y) the amount of the LC Obligations at such time; if the Commitment is terminated in full, then the Borrowers shall immediately prepay in full the aggregate outstanding principal amount of all Loans.

     (b) (i) The Borrowers shall immediately prepay the Loans to the extent that the sum of (x) the aggregate outstanding principal amount thereof on any day, plus (y) the aggregate amount of LC Obligations outstanding on such day, shall exceed 66.67% of the Collateral Value on such day. Subject to the terms and conditions of this Agreement, amounts prepaid under this clause (b)(i) may be reborrowed.

     (ii)  As an alternative to the prepayment required by the foregoing clause
(i) (but only if a Borrower so requests and the Bank advises Borrower in writing that, solely with respect to such request, such alternative is acceptable to the Bank), the Borrowers shall immediately deliver and pledge to the Bank that number of additional Preference Units which, when multiplied by the Market Value of such Preference Units, shall equal 150% of the amount of such excess, together with a pledge agreement substantially similar to the Pledge Agreement and otherwise in form and substance satisfactory to the Bank (as the same may from time to time be amended, restated, supplemented or otherwise modified, the "Second Pledge Agreement"). No request by a Borrower in accordance with this clause (b)(ii), nor any delay by the Bank in responding to any such request, shall relieve either Borrower of its obligations under clause (b)(i) immediately preceding; the Borrower shall have the right to utilize the alternative provided by this clause (b)(ii) only after receiving written acknowledgement from the Bank that, as to the particular instance in question, the Bank is amenable to such alternative.

     (c) Repayments pursuant to the foregoing provisions of this Section shall first be made against (to the extent available and subject to the other provisions of this Agreement) outstanding Libor Loans having an Interest Period ending on the date of such repayment, or to Base Rate Loans, as directed by a Borrower by written (or telephonic, promptly confirmed in writing) notice to the Bank or, in the absence of such direction, by the Bank.


     (d) The then-unpaid principal amount of the Loans shall be payable in full on the fifth anniversary of the Closing Date.

     2.6 Nature of Borrowers' Obligations: Effect of Notices. All of the obligations of the Borrowers hereunder and under the Note are joint and several. Each Borrower acknowledges that it will benefit from the proceeds of the Loans. Any notice required to be given to the Borrowers (or either of them) by the Bank pursuant to this Agreement or any other Loan Document may be given by the Bank to either of the Borrowers, and each of the Borrowers hereby acknowledges that any such notice given to the other Borrower shall be considered notice to both Borrowers for all purposes of this Agreement and the other Loan Documents. Each Borrower agrees and acknowledges that any notice, consent, election or other action given or taken, or any right exercised, by either Borrower hereunder (including, without limitation, any Notice of Borrowing and any selection of an Interest Period pursuant to Section 3.4) shall be binding on both Borrowers for all purposes of this Agreement and the other Loan Documents (and shall be deemed given, taken or exercised (as the case may be) by both Borrowers, whether or not it is expressly so provided in any other provision hereof or of the other Loan Documents. In the case that more than one such notice is given by the Borrowers, the first such notice to be received by the Bank shall be so binding.

     2.7 Voluntary Repayment. The Borrowers shall have the right, at any time and from time to time, by four Business Days' prior written notice to the Bank to prepay the Loans, in whole, or in part in integral multiples of $500,000 and without premium, but in each case subject to the payment of any compensation payable under Section 3.11 hereof provided that at the time of any prepayment of the Loans in full, the Borrowers shall pay all interest accrued on the amount of such prepayment and all other amounts owing to the Bank in respect thereof including, without limitation, any compensation payable under Section 3.11 hereof. Subject to the terms and conditions of this Agreement, amounts prepaid under this Section 2.7 may be reborrowed.

     2.8 Reduction of Commitment. (a) The Borrowers shall have the right at any time and from time to time upon at least four Business Days' prior written notice to the Bank to reduce permanently in amounts equal to $500,000 (and if greater, in integral multiples thereof) or terminate the Commitment (but not in an amount in excess of the Unutilized Commitment at such time unless the provisions of Sections 2.5(a) and 2A.10 are complied with simultaneous with such reduction or termination). Any reduction or termination of the Commitment pursuant to this Section 2.8 shall be accompanied by the payment in full of any Commitment commission then accrued hereunder.

     (b) Any reduction of the Commitment pursuant to this Section 2.8 below the amount of the LC Commitment shall result in a reduction of the LC Commitment on a dollar-for-dollar basis.

SECTION 2A.  LETTERS OF CREDIT.

     2A.l Requests. (a) By delivering to the Bank a written request (an "Issuance Request") on or before 10:00 a.m.Closing Office Time on a Business Day, the Borrowers may request, from time to time during the Commitment Period and on not less than five (unless the Bank otherwise consents) nor more than ten Business Days' notice, that the Bank issue an irrevocable standby letter of credit in such form as shall be acceptable to the Bank and a Borrower (a "Letter of Credit"), in support of such financial obligations of a Borrower which are described in such Issuance Request and are permitted by Section 2A.l(c). Each Issuance Request shall specify (i) the proposed date of issuance (which shall be a Business Day during the Commitment Period), (ii) the Stated Amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) a precise description of the documents and have attached the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the Bank to make payment or accept drafts under the Letter of Credit.

     (b) Each Letter of Credit shall by its terms (unless otherwise consented to by the Bank):

        (i) be issued for the account of the Borrowers, and the Stated Amount of such Letter of Credit shall not exceed the then effective Unutilized LC Commitment

     (after giving effect to all Notice of Borrowings for Loans and other Issuance Requests pending at such time)

        (ii) be stated to expire on a date (its "Stated Expiry Date") no later than the earlier of (x) 1 year from its date of issuance or (y) the last day of the Commitment Period: and, if renewable by its terms, shall not be renewed so as to expire on a date later than the earlier of (x) 1 year from the date of renewal or (y) the last day of the Commitment Period:

        (iii) on or prior to its Stated Expiry Date

                (A) terminate immediately upon notice to the Bank thereof from the beneficiary thereunder that all obligations covered thereby have been terminated, paid, or otherwise satisfied in full, and

                (B) reduce in part immediately to the extent the beneficiary thereunder has notified the Bank that the obligations covered thereby have been paid or otherwise satisfied in part; and

        (iv) be denominated only in Dollars.

     (c) Letters of Credit may be issued to support lease obligations, statutory obligations, performance and return-of-money bonds, self-insurance and other similar obligations of a Borrower (exclusive of obligations for the payment of borrowed money, other than those obligations referred to in Section 8.3(vi)).

     2A.2 Issuances and Extensions. (a) Subject to the terms and conditions of this Agreement (including without limitation Section 6A), the Bank shall issue Letters of Credit in accordance with the Issuance Requests made therefor. The Bank will make each Letter of Credit available to the beneficiary thereof in accordance with the Issuance Request therefor. No Letter of Credit shall be issued unless the terms and conditions thereof are satisfactory to the Bank and a Borrower.

     (b) No Letter of Credit shall be issued if on the date of the proposed issuance thereof (and after giving effect thereto), the aggregate principal amount of Loans outstanding on such date (plus the aggregate amount of all LC Obligations on such date) shall exceed (A) the Commitment then in effect, or
(B)66.67% of the Collateral Value on such day.

     2A.3 Fees and Expenses. (a) The Borrowers agree to pay to the Bank on the date of the issuance of each Letter of

Credit a letter of credit fee with respect to such Letter of Credit equal to 1% per annum of the Stated Amount of such Letter of Credit. For the purpose of determining the foregoing amount, the tenor of such Letter of Credit shall be deemed equal to the maximum period that such Letter of Credit may be outstanding (other than by renewal or subsequent renewal, as the case may be, thereof) in accordance with its terms. Each such fee shall be payable by the Borrowers immediately prior to the issuance of the Letter of Credit to which it relates. In addition, the Borrowers shall at the same time pay to the Bank an issuance fee of $500 for each Letter of Credit issued. For purposes of this
Section 2A.3, any renewal of a Letter of Credit shall be treated as an issuance thereof.

     (b) The fees referred to in Section 2A.3(a) shall be in addition to, and not in lieu of, fees required to be paid by the Borrowers pursuant to Section 4 hereof.

     (c) If any Regulatory Change shall at any time(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by the Bank or participated in by any Bank Assignee, or (ii) subject letters of credit issued by the Bank or participations therein held by any Bank Assignee to any assessment or other cost imposed by the Federal Deposit Insurance Corporation or any successor thereto or (iii) impose on the Bank or any Bank Assignee any other or similar condition regarding any Letter of Credit, the commitment or obligation of the Bank to issue Letters of Credit hereunder or any Bank Assignee's participation therein and the result of any event referred to in clause (i), (ii) or(iii) above shall be to increase the cost to the Bank or any Bank Assignee of agreeing to issue, issuing or maintaining any Letter of Credit or its participation therein by an amount which the Bank or such Bank Assignee shall deem to be material (which increase in cost shall be the result of the reasonable allocation by the Bank or such Bank Assignee of the aggregate of such cost increases resulting from such events), then and in each case upon demand from time to time by the Bank or such Bank Assignee (furnished to either Borrower by the Bank), the Borrowers shall promptly pay to the Bank (for its account or the account of the such Bank Assignee, if applicable) additional amounts as directed by the Bank which shall be sufficient to compensate the Bank (or such Bank Assignee) for such increased cost from the date of such change, together with interest on each such amount, commencing three Business Days from the date demanded by the Bank (or such Bank Assignee), until payment in full thereof (after as well as before judgment) at a rate per annum equal to the Past Due Rate from time to time in effect. A certificate of the Bank (or such Bank Assignee) submitted to either Borrower (through the Bank, if from a Bank Assignee) as to any additional amount or amounts (including calculations thereof, in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the

Borrowers. In determining such amount or amounts, the Bank (or such Bank Assignee) shall act in good faith and may use any reasonable method of averaging and attribution as it shall deem applicable.

     (d) The provisions of Section 2A.3(c) and Section 2A.7 shall survive until one year after the later of (x) any termination of this Agreement and (y) the payment in full of the Note.

     2A.4 Disbursements. (a) The Bank will notify a Borrower promptly of the presentment of each demand for payment under any Letter of Credit together with notice of the date (the"Disbursement Date") such payment shall be made.

     (b) Prior to 10:00 a.m., Closing Office Time, on the Disbursement Date, the Borrowers will reimburse the Bank by making payment to the Bank at the Closing Office for all amounts disbursed or to be disbursed by the Bank on that day (the"Disbursement") under such Letter of Credit (the "Reimbursement Obligation"). To the extent the Bank is not reimbursed in full in accordance with the foregoing provisions of this Section2A.4(b), the Borrowers' Reimbursement Obligation shall accrue interest (after as well as before judgment) at a rate per annum equal to the Past-Due Rate from time to time in effect, payable on demand.

     2A.5 Reimbursement. The Borrowers' Reimbursement Obligation with respect to each Disbursement (including interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which either Borrower may have or have had against any beneficiary, the Bank or any Bank Assignee, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit or any application or misapplication by the beneficiary of the proceeds of such Disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit provided, however, that nothing herein or in Section 2A.7(c) shall adversely affect the right of the Borrowers to commence any proceeding against the Bank for any wrongful Disbursement made by the Bank under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Bank.

     2A.6 Deemed Disbursements. (a) Upon the occurrence of any Event of Default under Section 9.7 (with respect to either Borrower) and also, at the option of the Bank, upon the occurrence and during the continuance of any other Event of Default, an amount equal to the LC Outstandings shall, without demand upon or notice to either Borrower, be deemed to have been paid or disbursed by the Bank (each, a "Deemed Disbursement") under all outstanding Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed). Upon notification by the Bank to either Borrower of the Borrowers' obligations under this Section 2A.6 (no such notification being required in the case of an Event of Default under Section
9.7 with respect to either Borrower), the Borrowers shall be immediately obligated to reimburse the aggregate amount of the Deemed Disbursements by paying the full amount thereof to the Bank prior to 10:00 a.m. Closing Office Time on the date of such Deemed Disbursement and any amount not so reimbursed shall accrue interest (after as well as before judgment) at a rate per annum equal to the Past Due Rate from time to time in effect, payable on demand.
All Deemed Disbursements reimbursed by either Borrower pursuant to this
Section 2A.6(a) shall be deposited into a single special depository account of the Borrower (the "Deemed Disbursement Account") maintained by the Borrowers with, and under the control of, the Bank (in New York or such other jurisdiction as the Bank and the Borrowers agree to) and titled appropriately so as to identify the nature of such account. The Borrowers shall take all such action, if any, as is necessary to assure that the Bank has a perfected first priority security interest in said account to the extent that such a security interest can be so granted and perfected in the jurisdiction in which such account is held. All of Borrowers' right, title and interest in and to all monies at any time in the Deemed Disbursement Account (and all Disbursement Earnings, if any, thereon) are hereby irrevocably pledged by the Borrowers to the Bank as security to secure the prompt payment to the Bank of all the Borrowers' liabilities to the Bank and to secure the performance by the Borrowers of their obligations under this Agreement; and such amounts may be applied to such liabilities in such order as the Bank may direct without notice to, or the consent of, either Borrower. The Borrowers shall be entitled to receive monies from the Deemed Disbursement Account only as permitted by
Section 2A.6(b). The Bank shall invest the monies in the Deemed Disbursement Account in such types of investments as are agreed to by either Borrower and the Bank.

     (b) If any such Letter of Credit shall thereafter terminate without the Bank being required to pay the full amount of the Deemed Disbursement with respect to such Letter of Credit to the beneficiary thereunder, then (unless the Loans have matured, by acceleration or otherwise, or the Borrowers have failed to pay any amount then due and payable by it under this Agreement) the Bank will return to the Borrowers an aggregate amount equal to that portion of the Deemed Disbursement with respect to such terminated Letter of Credit not theretofore applied by the Bank to any Reimbursement Obligation with respect to such Letter of Credit or applied by the Bank in payment of the Note or any other obligation of the Borrowers under this Agreement or any of the Loan Documents. At such time when all Events of Default shall have been cured or waived, the bank shall return to either or both of the Borrowers all amounts then on deposit in the Deemed Disbursement Account.

     2A.7 Nature of Reimbursement Obligations. The Borrowers shall assume all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. The Bank (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

     (a) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Letter of Credit or of any draft, demand or other document, instrument or other paper relating to, or presented under, any Letter of Credit, or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged:

     (b) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason,

     (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

     (d) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopier or otherwise; or

     (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit or of the proceeds thereof.

None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted the Bank hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Bank in good faith shall be binding upon the Borrowers and each Bank Assignee hereunder and shall not put the Bank or any Bank Assignee under any resulting liability to either Borrower nor put the Bank under any resulting liability to any Bank Assignee. Nothing herein shall constitute a waiver by the Borrowers of any of their rights against any beneficiary of a Letter of Credit.

     2A.8  [intentionally omitted]

     2A.9  [intentionally omitted]

     2A.10 Collateralization. If, at any time (after giving effect to the provisions of Section 2.5(a) or 2.5(b), if applicable at such time) when no Loans are outstanding, the aggregate amount of the LC Obligations exceeds (x) the amount of the Commitment then in effect or (y) 66.67% of the Collateral Value, the Borrower shall (if the Bank so requests):

          (i) immediately deposit an amount, in Dollars equal to the amount of such excess in a cash collateral account (the "Shortfall Account") with the Bank, or

          (ii) as an alternative to the deposit required by the foregoing clause (i) (but only if a Borrower so requests and the Bank advises Borrower in writing that, solely with respect to such request, such alternative is acceptable to the Bank), immediately deliver and pledge to the Bank that number of additional Preference Units which, when multiplied by the Market Value of such Preference Units, shall equal 150% of the amount of such excess, together with a Second Pledge Agreement, in each case on terms and conditions satisfactory to the Bank and as security for the Obligations. No request by a Borrower in accordance with clause (ii) preceding, nor any delay by the Bank in responding to any such request, shall relieve either Borrower of its obligations under clause (i) preceding; the Borrower shall have the right to utilize the alternative provided by said clause (ii) only after receiving written acknowledgement from the Bank that, as to the particular instance in question, the Bank is amenable to such alternative.

     Section 3.  INTEREST.

     3.1 Rate of Interest. The Borrowers agree to pay interest in respect of the unpaid principal amount of each Loan from time to time outstanding from the date the proceeds thereof are made available to either Borrower until maturity (whether by acceleration or otherwise) at the following interest rates: (i) each Libor Loan, at a rate per annum for each Interest Period applicable thereto equal to (x) LIBOR for such Interest Period plus (y) the Eurodollar Differential, and (ii) each Base Rate Loan, at a rate per annum equal to the Base Rate, such rate to change as and when such Base Rate changes.

     3.2 Interest Payment Dates. Interest on and prior to maturity in respect of each Loan shall be payable in arrears (i) if such Loan is (x) a Libor Loan, on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, at the end of each three-month interval within such Interest Period or (y) a Base Rate Loan, on the last Business Day of each calendar quarter after the making thereof and on the last day of any Interest Period applicable thereto, (ii) upon any prepayment or repayment of such Loan in full (to the extent accrued on the amount prepaid or repaid) and (iii) at maturity (whether by acceleration or otherwise). The Bank shall endeavor to notify the Borrowers prior to each such interest payment date of the amount to be paid by the Borrowers on such date, but no failure by the Bank to do so shall in any way affect Borrowers' obligations hereunder to timely pay the full amount of interest due when due; however, no such amount paid in reliance on such a notice, or paid in accordance with the Borrowers' good faith calculations in the absence of such a notice, shall constitute an Event of Default under Section 9.1 unless the Borrowers shall fail to timely pay the full amount of any further adjustment as may be appropriate pursuant to notice to a Borrower from the Bank.

     3.3 Overdue Payment of Principal and Interest. Overdue principal of, and overdue interest in respect of, each Loan shall bear interest for each day, payable on demand, at a rate per annum (the "Past-Due Rate") equal to 2% per annum in excess of the interest rate otherwise applicable to such Loan (up to the end of the then-current Interest Period therefor) and thereafter equal to 2% per annum in excess of the Base Rate.

     3.4 Interest Periods. For purposes of this Agreement the term "Interest Period" shall mean (a) with respect to any Libor Loan:

          (i) initially, the period commencing on the borrowing date with respect to such Loan and ending one, two or three months thereafter, as selected by a Borrower in the Notice of Borrowing given with respect thereto; and

          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two or three months thereafter, as selected by the Borrowers by irrevocable notice (each an "Interest Period Notice") to the Bank not later than 10:00 a.m., Closing Office Time, four Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods for Libor Loans are subject to the following:

          (1) if any Interest Period pertaining to a Libor Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such

     Interest Period shall end on the immediately preceding Business Day;

          (2) any Interest Period that would otherwise extend beyond the date final payment is due on the Libor Loan shall end on such date of final payment:

          (3) any Interest Period pertaining to a Libor Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

          (4) the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Libor Loan during an Interest Period for such Loan; and

          (5) in the absence of timely selection by the Borrowers of an Interest Period for a Libor Loan, the Interest Period shall be one month (subject to the other terms of this proviso); and

     (b) With respect to any Base Rate Loan, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending on the first to occur of the maturity date (whether by acceleration or otherwise)of such Loan or the conversion date with respect to such Loan.

     3.5 Rollovers. Any Libor Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving an Interest Period Notice to the Bank, in accordance with
Section 3.4, setting forth the length of the next Interest Period to be applicable to such Loan, provided that no Libor Loan may be continued (i) when any Default or Event of Default has occurred and is continuing and the Bank has determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.2(b) would be contravened or (iii) after the date that is one month prior to the end of the Commitment Period and provided, further, that if such continuation is not permitted, the Borrowers shall be required to pay such Loans on the last day of such then expiring Interest Period.

     3.6 Automatic Conversion. If, on or prior to a Eurodollar Interest Determination Date for a Libor Loan, the Bank shall have determined (which determination shall be conclusive and binding upon the Borrowers) that it would be impossible or unlawful to continue such Loan for another Interest Period or to make a Libor Loan then being requested because (i) the Bank does not expect to be able to fund such Loan for the Interest Period applicable thereto by obtaining a matching deposit in the London interbank market at the relevant time or (ii) the Bank has determined that it would be impossible, unlawful or contrary to a regulation, interpretation, order, directive or request (whether or not having the force of law) applicable to the Bank of any Government Authority, or any fiscal, monetary, central bank or other authority having jurisdiction over the Bank, for the Bank to make such Loan available to the Borrowers or to continue such Loan as a Libor Loan (as the case may be), then the Bank shall promptly notify (in writing or by telephone, promptly confirmed in writing) the Borrowers thereof and

     (A) with respect to an existing Libor Loan otherwise to be continued as such, such Loan shall at the end of the current Interest Period therefor be converted into a Base Rate Loan (if permitted by the other provisions of the Agreement) unless a Borrower shall have advised the Bank that the Borrowers do not want same to be so converted, in which event the Borrowers shall be required to repay such Loans at the end of such Interest Period; and

     (B) with request to a Labor Loan then being requested, such Loan shall instead be made as a Base Rate Loan (unless the Borrowers shall have requested prior to the Borrowing Date that such Loan not be made, in which event such Loan shall not be made).

     3.7 Capital Adequacy. If the Bank shall have determined that the applicability after the date hereof of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court or any governmental authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or any holding company of the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of its obligations hereunder to a level below that which the Bank or the Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then, upon demand by the Bank, the Borrowers shall pay to the Bank from time to time such additional amount or amounts as will compensate the Bank or the Bank's holding company (as determined by the Bank in good faith) for any such reduction suffered as a consequence of the Bank's obligations hereunder, together with interest on each such amount (commencing three Business Days from the date demanded) until payment in full thereof at the Base Rate. A certificate of the Bank submitted to the Borrowers as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount or amounts, the Bank may use any reasonable method of averaging and attribution as it shall deem applicable.

     3.8 Determination of Rate of Borrowing. (a) As soon as practicable after 11:00 a.m., Closing Office time, on each Eurodollar Interest Determination Date for a Libor Loan, the Bank shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) LIBOR to be applicable to such Libor Loan for the next succeeding Interest Period therefor and shall promptly give notice thereof in writing or by telephone (confirmed in writing) to the Borrowers.

     (b) Notwithstanding the foregoing, in the event that prior to the first day of any Interest Period for a Libor Loan;

           (i) the Bank shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR for such Interest Period, or

           (ii) the Bank shall have determined (which determination shall be conclusive and binding upon the Borrowers) that LIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Bank of making or maintaining its affected Loans during such Interest Period, the Bank shall give written or telephonic (promptly confirmed in writing) notice thereof to the Borrowers as soon as practicable thereafter. If such notice is given (x) any Libor Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, and (y) any outstanding Libor Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. No further Libor Loans shall be made or continued as such until the circumstances causing such suspension no longer exists.

     3.9 Requirements of Law. (a) If the Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that by reason of (x) the requirements of Regulation D of the Board of the Governors of the Federal Reserve System or (y) any Regulatory Change after the date hereof or (z) other circumstances affecting the Bank (such as for example but not limited to a change in official reserve requirements or increased capital reserves required or imposed by any regulatory authority or entity (domestic or foreign) having jurisdiction over or with respect to the Bank or any change in the basis or taxation of payments to the Bank of principal or interest on any Libor Loan (other than taxes covered by Section 5.2 or taxes on the Bank's overall income by the jurisdiction where the Bank's principal or lending office or offices are located) to the extent not provided for in clause (x) above), theBank shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of any Libor Loan, then, and in any such event, the Bank shall promptly give notice in writing or by telephone (confirmed in writing) to the Borrowers of such determination. Thereafter, the borrowers shall pay to the Bank, upon written demand therefor, such additional amounts (which may be in the form of an increased rate of, or a different method of calculating, interest if the Borrowers and the Bank so agree) as shall be sufficient to compensate the Bank for such increased cost or reduction in amounts received or receivable, provided that in the case of any such determination pursuant to clause (x) with respect to any Libor Loan, the written notice from the Bank to the Borrowers shall specify the additional amount required to be paid with respect to such Loan(with such amount so stated to be final with respect to each Interest Period therefor until notice is received by the Borrowers from the Bank that the condition giving rise to such determination is no longer applicable) and such additional amount shall be paid at the same time, and together with, the interest otherwise payable in respect of such Libor Loans for such affected Interest Periods. Each such notice or demand shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto; provided that before giving any such notice or making any such demand, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different lending office if the making of such designation would avoid the need for, or materially reduce the amount of, such increased cost.

     (b) If the Bank has invoked the provisions of subsection 3.9(a) (other than in respect of clause (x) thereof,the Borrowers may (subject to the other provisions of thisAgreement) exercise any one of the following options if the exercise of such option shall eliminate the need to pay compensation to the Bank pursuant to Section 3.9(a):

          (i) If such determination relates only to Libor Loans then being requested by the Borrowers pursuant to a Notice of Borrowing, the Borrowers may, prior to the date on which such Libor Loans are to be made, by giving notice in writing or by telephone (confirmed in writing) to the Bank, withdraw such Notice of Borrowing.

          (ii) Upon written notice to the Bank, the Borrowers may terminate the obligation of the Bank to make or maintain Loans as Libor Loans and, in such event, the Borrower shall on the first day of the next occurring Interest Period applicable thereto convert all Libor Loans into Base Rate Loans by written notice to the Bank thereof.

          (iii) The Borrowers may, by giving notice in writing or by telephone (confirmed in writing) to the Bank, require the Bank to make the Libor Loan then being requested as a Base Rate Loan and to convert each Libor Loan then outstanding that is so affected into a Base Rate Loan on the first day of the next occurring Interest Period applicable thereto, or within such earlier period, as is required by law.

     3.10 Required Termination and Prepayment. In the event that at any time the Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of any of its Libor Loans has become unlawful by compliance by the Bank in goodfaith with any law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), the Bank shall promptly give notice in writing or by telephone (confirmed in writing) to the Borrowers of such determination Provided that before giving any such notice, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different lending office if the making of such a designation would allow the Bank to continue to perform its obligations to make Libor Loans affected by such determination. Upon receiving such notification, the Borrowers shall (subject to the other provisions of this Agreement) forthwith take one of the actions specified in Section 3.9(b) (to the extent required to cure such condition). If the Borrowers have not exercised one of the options specified in Section 3.9(b) within the time periods therein prescribed, the Borrowers shall be deemed to have exercised the option set forth in clause (iii) of Section 3.9(b)(requiring the making, continuance or conversion into Base Rate Loans) and to have given the notice specified therein. If any such conversion of a Libor Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Bank such amounts, if any, as may be required pursuant to Section 3.11. If circumstances subsequently change so that the Bank shall determine that it is no longer so affected, the Bank will promptly notify the Borrowers, and upon receipt of such notice, the obligations of the Bank to make or continue such Libor Loans or to convert Loans into such Libor Loans shall be reinstated.

     3.11 Compensation. The Borrowers shall compensate the Bank, upon written request by the Bank (which request shall, absent manifest error, be final and conclusive and binding upon all parties), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by the Bank to lenders of funds borrowed by it to make or carry its Libor Loans and any reasonable loss (including any loss of margin) sustained by the Bank in connection with the liquidation or reemployment of such funds), which the Bank may sustain: (i) if for any reason (other than a default by the Bank) a borrowing of any Libor Loan does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn), (ii) if any prepayment, repayment or conversion of any of its Libor Loans occurs on a date which is not the last day of the Interest Period applicable thereto, (iii) if any prepayment of any of its Libor Loans is not made on any date specified in a notice of prepayment given by a Borrower, or (iv) as a consequence of any default by a Borrower hereunder.

     Section 4.  COMMITMENT COMMISSION. ETC.

     4.1 Commitment Commission. The Borrowers agree to pay to the Bank a commitment commission with respect to the commitment for the period commencing on the Closing Date, to and including the date on which the Commitment has been permanently terminated in full, computed at a rate per annum equal to 1/2 of 1% on the average daily Unutilized commitment during the period for which payment is made. For the purposes of the preceding sentence, issuance of Letters of Credit shall be deemed to be a utilization of the Bank's Commitment in an amount equal to LC Outstandings. Such Commitment commission shall be payable quarterly in arrears on the last business Day of each calendar quarter and on the date upon which the Commitment shall be permanently terminated. The Bank shall endeavor to notify the Borrowers prior to the end of each such calendar quarter of the amount to be paid by Borrowers at the end of such quarter, but no failure by the Bank to do so shall in any way affect Borrowers'obligations hereunder to timely pay the full amount due when due; however, no such amount paid in reliance on such a notice, or paid in accordance with the Borrowers' good faith calculations in the absence of such a notice, shall constitute an Event of Default under Section 9.1 unless the Borrowers shall fail to timely pay the full amount of any further adjustment as may be appropriate pursuant to notice to the Borrowers from the Bank.

     4.2 Annual Fee. The Borrowers agree to pay to the Bank a non-refundable administration fee of $10,000 per annum, payable on each annual anniversary of the Closing Date until the Loans are paid in full and the Commitment terminated. The Borrowers' obligations to pay these fees (and those set forth in Section 4.3 below) are obligations of the Borrowers under this Agreement and are secured by the Security Documents.

     4.3 Facility Fee. The Borrowers agree to pay to the Bank, on the Closing Date a facility fee of $150,000.

     Section 5.  PAYMENTS. ETC.

     5.1 Payments on Non-Business Days: Calculations. Except as otherwise set forth in clause (1) of the provision toSection 3.4(a), whenever any payment to be made hereunder or otherwise in connection with any Loan shall be stated to be due on a day which is not a business Day, the due date thereof shall be extended to the next succeeding Business Day and interest shall be payable at the applicable rate during such extension. Interest hereunder (including, without limitation, interest on the Loans) and under the Loan Documents (other than any interest on the Deemed Disbursement Account) and Commitment commissions shall be calculated on the basis of a 360 day year and the actual number of days elapsed if for any reason a Loan is repaid on the same day on which it is made, one day's interest (subject to the other provisions of this Agreement) shall be paid on that Loan. The Borrowers hereby authorize and direct the Bank to charge any account of either Borrower maintained at any office of the Bank with the amount of any principal, interest or fee when the same becomes due and payable under the terms hereof or of the Note; provided, however, that the Bank shall not be under any obligation to charge any such account.

     5.2 Net Payments: Application. (a) All payments hereunder and under the other Loan Documents (including, without limitation, prepayments and repayments pursuant to Section 2) shall be made by the Borrowers to the Bank in immediately available, freely transferable, freely convertible same day Dollars at the Closing Office without set off or counterclaim and in such amounts as may be necessary in order that all such payments (after (i) withholding for or on account of any present or future taxes, levies, imposts, duties or other similar charges of whatsoever nature imposed on the amounts described above by any government or any political subdivision or taxing authority thereof, other than any tax (other than such taxes referred to in clause (ii) below imposed on the Bank pursuant to the income tax laws of the jurisdiction where the Bank's principal or lending office or offices are located (collectively, the "Taxes") and (ii) deduction of an amount equal to any taxes on or measured by the net income payable to the Bank with respect to the amount by which the payments required to be made by this Section 5.2 exceed the amount otherwise specified to be paid under this Agreement and the Note) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Note. With respect to each such deduction or withholding, the Borrowers shall promptly (and in no event later than 30 days thereafter) furnish to the Bank such certificates, receipts and other documents as may be required to establish any tax credit, exemption or reduction in rate to which the Bank or any holder of a Note may be entitled. The Bank, not being a bank organized and existing under the laws of the United States of America or any political subdivision thereof that agrees to furnish the Borrowers, as soon as practicable after any written request of the Borrowers to such effect, any executed form reasonably requested by the Borrowers such as Internal Revenue Service Form 4224 or 1001, and any other applicable form as to the Bank's entitlement, if any,to exemption from, or a reduced rate of, or its subjection to withholding tax on amounts payable to it hereunder or under the Note and the Bank undertakes to use its best efforts promptly to notify the Borrowers of any material change in any information, statement or form so furnished to the Borrowers provided, however, that any failure on the part of the Bank to furnish any such information, statements or forms shall in no way affect the terms of this Agreement or of the Note. Notwithstanding the foregoing, in the event the Bank fails to furnish any such information, statements or forms, the Borrowers shall only pay to the Bank such amounts under this Agreement and the Note as are due without those additions described in clauses (i) and (ii) above that would not have been required had such information, statements or forms been provided in a timely fashion. As promptly as practicable after the Bank becomes aware of the existence or occurrence of an event giving rise to the imposition of withholding tax upon amounts payable to it hereunder or under the Note, the Bank shall use its best efforts to transfer its Loans or Commitment to another office of the Bank with a view to avoiding or mitigating the consequences of such tax. If the Bank determines that it is unable to effect such transfer on or before the thirtieth day after the date the Bank becomes aware of the existence or occurrence of an event giving rise to the imposition of withholding tax, the Bank shall promptly give notice of such determination to the Borrowers. If either Borrower receives notice of such determination from the Bank, the Borrowers may, by notice to the Bank, indicate their intention to prepay the affected Loan in full (but with all premiums, if any, provided for in this Agreement and with interest accrued to the date of prepayment on such Loan and all other amounts then payable to theBank hereunder) on the tenth Business Day after the date of such notice of intention. On or before the tenth day after receipt of any such notice of intention, the Bank may, by notice to the Borrowers, irrevocably elect to receive payments hereunder reduced by the amount of such withholding. If such an election is so made, the Borrowers (i) shall cease to be under any further obligation to pay any such additional amount in respect of such withholding and (ii) shall cease to be entitled so to prepay the Loan by virtue of being required to make such withholding. If the Bank has become subject to such withholding tax, it shall use its best efforts to provide the Borrowers with an affidavit, within 30 days after the Bank files its tax return, setting forth the amount of any tax credit it received with respect thereto.

     (b) Unless otherwise specifically provided herein, all payments under or pursuant to, or in satisfaction of any of the Borrowers' obligations under this Agreement or under the Note will be applied in the following order of priority:
(i)to any amounts not otherwise listed in this Section 5.2(b) then due and payable under this Agreement, the Note or the Security Documents, (ii) to any Commitment commission or fees then due and payable pursuant to Section 4.1 of this Agreement, (iii) to any interest on the Loans then due and payable (unless otherwise specified by Borrowers, pro rata according to the aggregate amount of interest then due and payable on the Loans), (iv) to any principal amount then due on the Loans, and (v) to reduce the unpaid principal amount of the Loans.

     (c)  [intentionally omitted];

     (d) If (i) the Borrowers make any payment to the Bank under Section 5.2(a), (ii) there are no amounts then payable, but unpaid, by the Borrowers under this Agreement or the other Loan Documents, and (iii) no Default or Event of Default has occurred which has not been remedied by the Borrowers or waived by the Bank, the Bank shall negotiate with the Borrowers with a view to reimbursing the Borrowers, following receipt bythe Bank (and the passage of all periods for the audit of the tax records of the Bank by the appropriate tax authority for the period in question), such proportion of any available credit against, or remission for, tax as the Bank in good faith certifies to be attributable to this Agreement or the other Loan Documents and the proportion which will leave it (after reimbursement to the Borrowers) in no worse position than it would have been in had the relative withholding or deduction never been required. This Section shall not impose any obligation on the Bank:

      (1)  to manage its tax or other affairs in any particular manner;
           or

      (2) to claim any credit against, or remission for, tax payable on amounts received by it under this

           Agreement or the other Loan Documents in priority to any other tax relief, or allowance for tax borne by it, on such amounts; or

      (3) to disclose any information concerning its tax affairs to the Borrowers or to any other Person.

Any reimbursement to the Borrowers shall be made promptly after any such certification by the Bank of any amount due to the Borrowers.

     Section 6.  CONDITIONS PRECEDENT TO INITIAL LOANS.

     The Bank shall not be obligated to make the initial Loan (or issue any Letter of Credit on the Closing Date) hereunder unless on the date of such Loan or such issuance (unless otherwise specifically indicated), nor shall the Closing Date occur unless on the Closing Date (unless otherwise specifically indicated), the following conditions have been fulfilled to the satisfaction of the Bank (or waived by the Bank):

     6.1 Default. etc. On such date (and after giving effect to any Loans made and Letters of Credit issued on such date), there shall exist no Default or Event of Default and all representations and warranties made by the Borrowers herein or in the other Loan Documents or otherwise by the Borrowers in writing in connection herewith or therewith shall be true and correct in all material respects with the same effect as though such representations and warranties have been made at and as of such time.

     6.2 Note. The Bank shall have received the Note, duly executed and completed by the Borrowers.

     6.3 Supporting Documents. There shall have been delivered to the Bank such information and copies of documents, approvals (if any) and records (certified where appropriate) of corporate and legal proceedings as the Bank may have reasonably requested relating to the Borrowers entering into, issuance and performance of the Loan Documents and the other agreements and documents related thereto to which each is a party. Such documents shall, in any event, include:

     (a) certified copies of the Charter Documents of each Borrower (unless previously delivered to the Bank)

     (b) certificates of authorized officers of each Borrower, certifying the corporate resolutions of each such entity relating to the entering into and performance of the aforesaid documents to which such entity is a party and the transactions contemplated thereby

     (c) certificates of authorized officers of each Borrower with respect to the incumbency and specimen signatures of their respective officers or representatives authorized to execute such documents and any other documents and papers, and to take any other action, in connection therewith;

     (d) a certificate of an authorized officer of each Borrower certifying, as of the Closing Date, compliance with the conditions of Section 6.1, 6.4(c) (last sentence), 6.5, 6.6,6.10 and 6.13 and also the absence of any Material Adverse Changes of the type referred to in Section 6.11.

     6.4  Security Documents.  There shall have been delivered to the Bank:

     (a) A pledge agreement executed by the Borrowers, substantially in the form of Exhibit C hereto, covering (1) no fewer than 1,000,000 Preference Units owned by KPL on the Closing Date and (2) the Intercompany Note, together with
(x) certificates representing such Preference Units, (y) undated stock or similar powers for such certificates executed in blank and (z) the Intercompany Note, endorsed in blank by KPL.

     (b) Such consents of third parties as the Bank may reasonably request.

     (c) Evidence of all filings of financing statements under the applicable Uniform Contmercial Code (to the extent required to perfect any security interest in any collateral), satisfactory Lien search requests on Form UCC-ll and analogous forms, confirming the absence of any perfected Liens (except Permitted Liens) prior to the Bank's Liens (except those consented to by the
Bank) and all other actions with respect to the Liens created by the Security Documents as are necessary or appropriate to perfect such Liens. All fees in connection with any such UCC or similar filings shall have been paid or otherwise provided for.

     (d) To the extent required by the Bank, a release(in form and substance satisfactory to the Bank) of all Liens (except Permitted Liens and other Liens permitted by Section 8.2 hereof) in all assets of the Borrowers, including (to the extent applicable) properly executed UCC-3 termination statements and similar documents under the applicable laws of other relevant jurisdictions.

     6.5 Approvals and consents. All orders, permissions, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with, and exemptions by, any Government Authority, or any other Person, required to authorize or required in connection with the execution, delivery and performance of this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by any Designated Credit Party shall have been obtained.

     6.6 Financial Statements. To the extent not previously delivered, each Borrower shall have delivered to the Bank its balance sheet and statement of earnings for the quarter(and year-to-date period) ended September 30, 1995.

     6.7 Legal Opinions. (a) The Bank shall have received a legal opinion of Stephen Hoffner, Esq., in form and substance satisfactory to the Bank, addressed to the Bank and dated theClosing Date.

     (b) If requested by the Bank, the Bank shall have received a legal opinion of local counsel for the Bank, covering such matters incident to the transactions contemplated hereby as the Bank may request.

     6.8 Change in Law. On such date, no change shall have occurred in applicable law, or in applicable regulations thereunder or in interpretations thereof by any Government Authority or other Person which, in the opinion of the Bank, would make it illegal for the Bank to make any Loan required to be made (or any Letter of Credit required to be issued) on such date.

     6.9 All Proceedings to be Satisfactory. All material corporate, partnership and legal proceedings and all material instruments in connection with the transactions contemplated by this Agreement and the other documents referred to herein shall be satisfactory in form and substance to the Bank, and the Bank shall have received information and copies of all documents which the Bank may reasonably have requested in connection herewith, such documents where appropriate to be certified by proper corporate officials or Government Authorities.

     6.10 No Opposition. No suit, action or proceeding shall be pending or threatened on the closing Date or on the date of such Loan before or by any Government Authority or other Person seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

     6.11 Adverse change. There shall have been, in the Bank's opinion, no Material Adverse Change since December 31,1994 with respect to each Borrower.

     6.12 Fees and Expenses. The Letter of Credit fees payable on issuance with respect to the issuance of any Letters of Credit to be issued on such date and the facility fee referred to in Section
4.3 shall have been paid in full.

     6.13 Intercompanv Documents. (a) KPL and KSI shall have entered into a letter agreement (the "Intercompanv Letter") satisfactory to the Bank whereby KPL shall have agreed, to the extent permitted by the terms of this Agreement and to the extent RKL has funds available after meeting its own, direct needs, to make loans (in Dollars) to KSI from time to time from proceeds of Loans made to KPL.

     (b) An intercompany note executed by KSI andpayable to KPL (the "Intercompany Note") in a stated principal amount of $15,000,000, which note shall have been endorsed in blank by KPL, shall have been delivered to the Bank, together with a certificate from an officer of each Borrower that the Intercompany Note and the Intercompany Letter each is in full force and effect and not amended, rescinded or otherwise modified.

     6.14 Consent to Service. Borrowers shall have delivered to the Agent the consent of the Process Agent to acting as such, as more fully set forth in
Section 12.10 hereof.

All documents and papers required by this Section 6 shall be in form and substance satisfactory to the Bank and delivered to the Bank at its Closing Office or as the Bank may otherwise direct.

      Section 6A.    CONDITIONS PRECEDENT TO SUBSEQUENT
                     LOANS AND LETTERS OF CREDIT.

     The Bank shall not be obligated to make any Loans or issue any Letters of Credit after the Closing Date unless, at the time of the making of such Loan or issuing such Letter of Credit (except as hereinafter indicated) the following conditions (unless waived in writing by the Bank) have been satisfied:

     6A.l Certain Conditions. At the time of the making of such Loan or issuing such Letter of Credit, and immediately after giving effect thereto, (a) all deficiencies, if any, with respect to conditions precedent to any prior Loan or Letter of Credit shall have been corrected, (b) all of the conditions specified in Sections 6.1, 6.5, 6.8, 6.9, 6.10 and 6.11 shall be satisfied in full (with any reference in any of such Sections to the Closing Date or the initial Loans made to be deemed a reference to the Loan or Letters of Credit (as the case may be) then requested to be made), (c) each of the documents specified in Sections 6.2, 6.3, 6.4, 6.13 and 6.14 shall be in full force and effect and no Borrower party thereto shall have failed to perform in any material respect any of its obligations thereunder, (of) no issuer of any legal opinion issued in connection with any Loan Document or the making of any Loan or issuance of any Letter of Credit shall have rescinded or qualified any such legal opinion, and (e) no issuer thereof shall have rescinded or qualified any of the financial statements, certificates, letters, reports or other opinions referred to in Section 6.

     6A.2 Subsequent Opinions of Counsel. If reasonably requested by the Bank, the Bank shall have received from any or all of the counsel referred to in Section 6 or other counsel satisfactory to the Bank such favorable supplemental legal opinions addressed to the Bank and dated the date of such Loan or Letter of Credit and covering such matters incidental to the transactions contemplated by this Agreement as the Bank shall reasonably request, each of which opinions shall be in form and substance satisfactory to the Bank.

     6A.3 Officer's Certificate. (a) If requested by the Bank, the Bank shall have received a certificate of authorized officers of the Borrowers certifying, as of the date of the Loan then being made or Letter of Credit then being issued, compliance with the provisions of Section 6.1 (with the reference therein to Loan or Letter of Credit being deemed a reference to the Loan being made or Letter of Credit being issued on the date of said certificate) and further to the effect that the conditions specified in Section 6A.l are satisfied at such time. Any such certificate shall be given "to the best of such officers' knowledge, based upon due and adequate investigation" or as otherwise agreed by the Borrowers and the Bank.

     (b) The making of each Loan and the issuance of each Letter of Credit subsequent to the Closing Date shall constitute a representation and warranty by the Borrowers to the Bank that, at the time of said subsequent Loan or Letter of Credit (and after giving effect thereto), (i) all representations and warranties contained herein or in the other Loan Documents or otherwise made by a Borrower in connection herewith or therewith are true and correct in all material respects with the same effect as though such representations and warranties were being made at and as of such time, (ii) no Default or Event of Default exists and (iii) the conditions specified in Section 6A.l are satisfied at such time.

All of the documents and papers referred to in this Section 6A shall be in form and substance satisfactory to the Bank and shall be delivered to the Bank at its Closing Office or at such other office as the Bank may from time to time specify to the Borrowers.

     Section 7.  AFFIRMATIVE COVENANTS.

     The Borrowers jointly and severally covenant and agree hereby that, so long as this Agreement is in effect and while any Letter of Credit is outstanding and until the Commitment is terminated and all of the Loans, together with interest, Commitment commission and all other obligations incurred hereunder (including Deemed Disbursements and Reimbursement obligations and fees and disbursements in connection therewith),are paid in full, the Borrowers will perform, and will cause to be performed, the obligations set forth in this Section 7 (unless the Bank should otherwise consent in writing).

     7.1 Financial Statements; Compliance Certificates. (a) Each Borrower will furnish to the Bank promptly upon becoming available, copies of their respective annual audited and quarterly unaudited Financial Statements and such other information, reports, notices or statements as the Bank may reasonably request from time to time, including all reports and other information sent by KSI to its shareholders generally.

     (b) The Borrowers will furnish to the Bank, as soon as practicable and in any event within 60 days after the close of each fiscal quarter (within 90 days, with respect to the last fiscal quarter of each Fiscal Year), a certificate of each Borrower's chief financial officer stating (x) that a review of the activities of each Designated Credit Party during such fiscal quarter has been made under their supervision with a view to determining whether each such Person has observed, performed and fulfilled all of its obligations under this Agreement and the other Loan Documents, and (y) that, to the best of such officer's knowledge, and after due and adequate investigation, there exists no Event of Default or Default or, if any Event of Default or Default exists, specifying the nature thereof, the period of existence thereof and what action the Borrowers (or if other than Borrower, the affected Person) proposes to take with respect thereto.

     (c) The Borrowers will furnish to the Bank, at the same time as the audited statements of KSI referred to in Section 7.1(a) hereof are delivered to the Bank, a certificate, in form and substance satisfactory to the Bank of the Auditors that, in conducting their audit in connection with such Financial Statements, they obtained no knowledge of the existence of any Event of Default or Default or, if in the opinion of such Auditors, any Event of Default or Default exists, specifying the nature thereof and the period of existence thereof;

     (d) The Borrowers will furnish to the Bank, promptly upon receipt thereof, copies of all detailed financial reports and management letters, if any, submitted to any Borrower by its Auditors in connection with each annual or interim audit of their respective books by such Auditors.

     7.2 Inspections. Each of the Borrowers will allow any representative, officer or accountant of the Bank, upon reasonable notice, to visit and inspect any of its property, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers, and at such reasonable time and during usual business hours and as often as the Bank may request.

     7.3 Further Assurances. Each Borrower will make, execute or endorse, and acknowledge and deliver or file, all such vouchers, invoices, notices, and certifications and additional agreements, undertakings, conveyances, transfers, assignments, or further assurances, and take any and all such other action, as the Bank may, from time to time, reasonably deem necessary or proper for the better assuring and confirming unto the Bank all or any part of the security for the Loans and for the Intercompany Note.

     7.4 Notice of Default. Forthwith upon (and, in any event, within five Business Days of) any officer of either Borrower obtaining knowledge of the existence of an Event of Default, the Borrowers will deliver to the Bank a certificate signed by an officer of a Borrower specifying the nature thereof, the period of existence thereof, and what action the Borrowers propose to take with respect thereto.

     7.5 Payment of Charges. Each Borrower will duly pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon or against it or its property or assets, or upon any property leased by it, prior to the date on which penalties attach thereto, unless and to the extent only that such taxes, assessments and governmental charges or levies are being contested in good faith and by appropriate proceedings and such Borrower has set aside on its books adequate reserves therefor,(ii) all lawful claims, whether for labor, materials, supplies, services or anything else, which might or could, if unpaid, become a lien or charge upon such property or assets, unless and to the extent only that the validity thereof is being contested in good faith and by appropriate proceedings, and (iii) all its trade bills when due in accordance with their original terms, including any applicable grace periods, unless and to the extent only that such trade bills are being contested in good faith and by appropriate proceedings.

     Section 8.  NEGATIVE COVENANTS.

     The Borrowers jointly and severally covenant and agree that so long as this Agreement is in effect and while any Letter of Credit is outstanding and until the Commitment is terminated and all of the Loans, together with interest, Commitment commission and all other obligations incurred hereunder (including Deemed Disbursements and Reimbursement Obligations and fees and disbursements in connection therewith), are paid in full, the Borrowers will perform, and will cause to be performed, the obligations set forth in this Section B (unless it shall first have procured the written consent of the Bank to do otherwise). Nothing contained in Section 8.3, however, shall be construed to prevent (x) a Kaneb Partnership from contracting, creating, incurring or assuming any Indebtedness for Borrowed Money or (y) KPL, as general partner of KPP and KPOP, doing so on behalf of such Kaneb Partnership or (z) STSI, as general partner of STOP, doing so on behalf of STOP. Nothing contained in Section 8.8 or 8.11 shall prohibit (x) RPL, as general partner of KPP and KPOP, from taking any action on behalf of such Kaneb Partnership otherwise prohibited by such section, or (y) STSI, as general partner of STOP, from taking any action on behalf of STOP otherwise prohibited by such section.

     8.1 Same Type of Business. (a) KSI will not enter into any business or activity other than its ownership of the capital stock of its Directly-Owned Subsidiaries and, to the extent KSI's board of directors directs, its participation in the management and business of its Subsidiaries.

     (b) KPL will not enter into any business or activity other than (i) acting as general partner of KPP and KPOP, (ii) other businesses and activities in which it is engaged as of the Closing Date and (iii) to the extent KPL's board of directors directs, its participation in the management and business of its Subsidiaries.

     8.2 Liens. Neither Borrower will contract, create, incur or assume any Lien upon or with respect to, or by transfer or otherwise subject to the prior payment of any indebtedness (other than the Loans), any of its property or assets, whether now owned or hereafter acquired (it being acknowledged by the Bank that property or assets owned solely by a Kaneb Partnership is neither property nor assets of KPL) except (i) liens for taxes, assessments, levies or governmental charges not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP, and (ii) other liens, charges, and encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business: and (iii) the following:

     (a) Liens in connection with workmen's compensation, unemployment insurance or other social security obligations;

     (b) Deposits or pledges securing the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business;

     (c) Mechanics', carriers', warehousemen's, workmen's, materialmen's, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith;

     (d)  Liens securing the Loans;

     (e) Encumbrances consisting of zoning regulations, easements, rights of way, survey exceptions and other similar restrictions on the use of real property or minor irregularities in titles thereto which do not materially impair use of such property by either Borrower in the operation of its business;

     (f) Liens existing on the Closing Date and set forth on Schedule 8.2 hereto (provided that none of such Liens relate to the Pledged Units other than Liens in favor of the Bank); and

     (g) Liens placed upon property of a Borrower at the time of acquisition thereof by such Person to secure up to 100% of the purchase price thereof provided that such Lien shall not encumber any other property of such Person or any property of any other Person.

     8.3 Other Indebtedness. No Loan Party will contract, create, incur or assume any Indebtedness for Borrowed Money; except

          (i) indebtedness evidenced by the Note and by the Intercompany Note;

          (ii) indebtedness outstanding at December 31, 1994 and referenced in the Financial Statements of KSI contained in the lOK;

          (iii) subordinated indebtedness of KSI, but only if (x) the proceeds thereof are used to repay other subordinated Indebtedness of KSI and (y) no portion of the principal on the newly-incurred Subordinated Indebtedness is required to be paid prior to the scheduled final maturity date of the Subordinated Indebtedness being so repaid

          (iv) trade payables incurred in the ordinary course of business, provided that same are not more than 60 days past due (unless (a) they are being contested in good faith, (b) appropriate reserves are provided therefor to the extent required by GAAP, and (c) the failure to make such payment does not give rise to any Lien in excess of $100,000 (or its equivalent in other currencies)

          (v) non-recourse indebtedness incurred in accordance with, and secured solely by the Liens permitted by, clause (g) of Section 8.2(iii); and

          (vi) in addition to the foregoing, unsecured indebtedness incurred by KSI not to exceed $5,000,000 in the aggregate at any time outstanding and unsecured indebtedness incurred by KPL not to exceed $2,500,000 in the aggregate at any time outstanding.

     8.4  Subordinated Indebtedness.  (a) Except as permitted by Section 8.3
(iii), KSI will not (and will not permit any Subsidiary to) redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any Subordinated Indebtedness (or any equity securities into which any Subordinated Indebtedness is converted) or make any payments of (or on account of) the principal thereof, or set aside any funds for any of the foregoing purposes; provided, however, that KSI may make such purchases on the open market at less than the face value of such indebtedness purchased if the maximum amount expended by KSI therefor since October 16, 1995 does not exceed $5,000,000.

     (b) KSI will not amend or modify the subordination provisions of any agreement, instrument or document relating to Subordinated Indebtedness in any way that will adversely affect the subordination provisions thereof.

     (c) Prior to the scheduled maturity date thereof in 1998 and except as set forth in the last sentence of this clause (c), KSI will not (and will not permit any Subsidiary to) redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any of its 8.85% Convertible Notes due 1998 (or any equity securities into which any of such notes are converted) or make any payments of (or on account of) the principal thereof, or set aside any funds for any of the foregoing purposes. Nothing contained in this clause
(c) shall prohibit KSI from redeeming or repurchasing from Security Pacific Equipment Leasing, Inc. all such 8.85% Convertible Notes due 1998 outstanding as of December 1, 1995 for an aggregate purchase price equal to $5,500,000 pursuant to contractual agreements therefor in effect on December 1, 1995 so long as such redemption or repurchase occurs on or prior to June 30, 1996.

     8.5 EBITDA. During any calendar year listed in the first column below, KSI will not permit its consolidated EBITDA for that year to be less than the amount set forth opposite such year in the second column below.


                                Year   Amount
                                ----   ------
                                 1995  $29,000,000
                                 1996  $29,000,000
                                 1997  $30,000,000
                                 1998  $30,000,000
                                 1999  $31,000,000
                                 2000  $31,000,000


     8.6 Dissolution. Neither Borrower will (x) enter into any transaction of merger or consolidation if, after giving effect thereto, a Default or Event of Default shall exist, or (y) wind up, liquidate or dissolve its affairs, or
(z) agree to do any of the foregoing at any future time.

     8.7 Sale of Assets. Neither Borrower will (or agree that it will in the future) convey, sell, lease or otherwise dispose of (any of the foregoing, a "Transfer") (i) all or a substantial part of its property or assets or any part of such property or assets essential to the conduct of its business substantially as now conducted; (ii) any of its assets (except in the ordinary course of business) unless (to the extent such Transfer is not prohibited by clause (iii) below) such assets are Transferred for a price at least equal to their fair market value (as determined in good faith by the board of directors of KSI and, as to KPL, the board of directors of KPL); (iii) any capital stock or other equity securities issued by (or otherwise evidencing an equity interest in) KPL; or (iv) any of its General Partnership Interests or any of the Pledged Units.

     8.8 Purchase of Assets. Neither Borrower will purchase, lease or otherwise acquire (x) all or any substantial part of the property or assets of any Person, or (y) other than in the ordinary course of business, property or net assets in excess of $750,000 (for both Borrowers, combined) in the aggregate (or an equivalent amount in other currencies).

     8.9 Related Transactions. Except as may otherwise be permitted by the Furmanite Loan Agreement, neither Borrower will enter into any transaction with any of its Affiliates on more favorable terms than if such Person was totally unrelated.

     8.10 Subsidiaries. (a) KSI will not sell, assign, transfer or otherwise dispose of, or in any way part with control of, any shares of capital stock of any Subsidiary except (x) as permitted by the Furmanite Loan Agreement, or (y) with respect to any Subsidiary that is not a member of the Consolidated Group, for an amount at least equal to the fair market value thereof as determined in good faith by KSI's Board of Directors. Nothing contained in this Section 8.10 shall prohibit the dissolution prior to July 1, 1996 of KPP GP, Inc., a Delaware corporation, or KPP LP, Inc., a Delaware corporation, or KPP, L.P., a Delaware limited partnership of which the aforesaid KPP GP, Inc. is the sole general partner and the aforesaid KPP LP, Inc. is the sole limited partner.

     (b) KPL will not sell, assign, transfer (which term, as used in this Agreement, includes the grant of a Lien) or otherwise dispose of, or in any way part with control of, any of the Pledged Units or any of its interest as a general partner in KPOP or KPP.

     (c) KSI will not sell, assign, transfer or otherwise dispose of, or in any way part with control of, any shares of capital stock issued by KPL.

     8.11 Investments. Neither Borrower will invest in (by capital contribution or otherwise), or acquire for investment or purchase or make any commitment to purchase the obligations or stock of, any Person, except (i) the purchase of marketable direct or guaranteed obligations of the national government of the US; (ii) stock or obligations issued in settlement of claims against others by reason of an event of bankruptcy or a composition or readjustment of debt or a reorganization of any debtor of KSI or a Subsidiary;
(iii) certificates of deposit and banker's acceptances of any bank that is a lender to KSI or any branch of any such bank; (iv) Commercial Paper rated P-1 or A-1 by Standard & Poors ("S&P") or Moody's Investors Service ("Moodys") or the equivalent rating by any other rating agency nationally recognized in the US; (v) certificates of deposit and banker's acceptances of any bank with a AA or better rating from Moodys or the equivalent rating by S&P or any other rating agency nationally recognized in the US; (vi) loans, subordinated or otherwise, to any member of the Consolidated Group (but only while the Furmanite Loan Agreement is in effect) and (vii) loans or equity investments in any Person that was a Subsidiary of KSI on October 16, 1995, other than those Subsidiaries that are members of the Consolidated Group. As used in this Agreement, "Commercial Paper" shall mean short-term promissory notes due no later than 270 days from the date of issuance of each such note.

     8.12 Accounting Changes. (a) KSI will not make or permit any Subsidiary to make any significant change in accounting treatment and reporting practices except as permitted or required by GAAP.

     (b) Neither Borrower will change its fiscal year or permit any of their respective Subsidiaries to change its fiscal year.

     8.13 Other Agreements. Neither Borrower will amend, modify or terminate the Intercompany Note or the Intercompany Letter or waive any right with respect thereto or subordinate any right with respect thereto.

     Section 9.  EVENTS OF DEFAULT.

     Upon the occurrence of any of the following specified events (each an "Event of Default"):

     9.1 Principal and Interest. The Borrowers shall default in the due and punctual payment of (i) any principal due on any Loan; or (ii) any interest on any Loan or Note or in the due and punctual payment of Commitment commission or other amounts due hereunder; or (iii) any repayment of any Reimbursement Obligation or Deemed Disbursement or any interest payable thereon; provided that failure to duly and punctually make an interest payment shall not be an Event of Default under this Section 9.1 if such interest payment is paid within five days after the date it is due and Borrowers have not been late in making an interest payment on the Note more than once in the preceding 12 months; or

     9.2 Representations and Warranties. Any representation, warranty or statement made by a Borrower in any Loan Document to which it is a party or otherwise in writing by such Person in connection with any of the foregoing or in any certificate or statement furnished pursuant to or in connection with any of the foregoing, shall be breached in a manner that could reasonably be expected to have an adverse effect on the validity, payment, performance or enforceability of the Loan Agreement or any of the other Loan Documents or any obligation of a Borrower hereunder or thereunder or shall prove to be untrue in any material and adverse respect on the date as of which made;

     9.3 Negative Covenants. Either Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Section 8; or

     9.4 Other Covenants. A Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement (other than those referred to in Sections 9.1, 9.2 or 9.3) and such default (which shall be capable of cure) shall continue unremedied for a period of 30 days after the earlier of the date on which the Bank gives the Borrowers notice of such default or on the date an officer of a Borrower becomes aware thereof; or

     9.5  Other Obligations.  Any indebtedness of any Designated Credit Party
(i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (ii) in respect of indebtedness in excess of $250,000 (or the equivalent amount in any other currency) in an aggregate principal amount, shall not be paid as and when the same becomes due and payable including any applicable grace period; or

     9.6 Other KSI Matters. KSI shall at any time own less than 100% of the outstanding capital stock of KII; or the breach by KSI of any term or provision of any KSI Agreement, which default in the reasonable judgment of the Bank (exercised in good faith) is material; or any KSI Agreement is at any time when it is required to be in full force and effect by its terms or the terms of the Furmanite Loan Agreement is not in full force and effect; or

     9.7 Insolvency. Any Designated Credit Party shall dissolve or suspend or discontinue its business, or shall make an assignment for the benefit of creditors or a composition with creditors, shall be unable or admit in writing its inability to pay its debts as they mature, shall file a petition in bankruptcy, shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of (or there shall be appointed pursuant to any contract) any administrator, receiver, liquidator or trustee of or for it or any substantial part of its property or assets, shall commence any proceedings relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against any Designated Credit Party any such proceeding which shall remain undismissed for a period of 90 days or more, or any order, judgment or decree approving the petition in any such proceeding shall be entered; or any Designated Credit Party shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or in the appointment of any receiver, liquidator or trustee of or for it or any substantial part of its property or assets, or shall suffer any such appointment to continue undischarged or unstayed for a period of 90 days or more; or any Designated Credit Party shall take any action for the purpose of effecting any of the foregoing; or any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding or a receiver or trustee or other officer or representative of a court or of creditors, or any court, governmental officer or agency, shall under color of legal authority, take and hold possession of any substantial part of the property or assets of any Designated Credit Party or there shall happen or exist under the laws of any applicable jurisdiction, with respect to any Designated Credit Party, any event analogous to and having a substantially similar effect to any of the foregoing events; or

     9.8 Pledged Securities. Any of the Pledged Units or any shares issued by KPL or any of the General Partnership Interests or the Intercompany Note is the subject of a Lien other than Liens in favor of the Bank (provided, in each of the foregoing situations, if any such breach is solely as a result of a change of law and such breach is capable of remedy, then such breach shall not be considered an Event of Default under this Section 9.8 for a period of 10 days if such breach is remedied within that period); or a Borrower shall assert that the Bank does not have a perfected, first priority Lien in (x) any of the Pledged Units or (y) the Intercompany Note: or

     9.9 Judgments. (a) Any final non-appealable judgment for the payment of money in excess of $10,000,000 (or the equivalent thereof in any currency), excluding any amounts payable or reimbursable by financially sound insurance companies or by third parties whose Commercial Paper is rated P-1 or A-l by S&P or Moodys (or the equivalent rating by any other rating agency nationally recognized in the US or the UK), shall be rendered against a Designated Credit Party; or

     (b) Final judgment for the payment of money in excess of $5,000,000 (or the equivalent thereof in any currency)shall be rendered against a Designated Credit Party, and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed or contested in good faith; or

     9.10 KPOP, etc. KPOP or KPP or any significant portion of the respective assets of any such Person are Transferred (such term to include any granting of a Lien),directly or indirectly, or an agreement for the foregoing is entered into, other than (x) Liens granted prior to January 1,1995 to (1) the TCB Restated Lenders in connection with the TCB Restated Agreement (as in effect in December 1994), and (2) the Series Noteholders as collateral for the Series Notes, and (y) Liens on assets of KPOP or any Subsidiary of KPOP permitted by
(i) the TCB Restated Agreement (as in-effect in December 1994),or (ii) if the TCB Restated Agreement shall no longer be in effect, the Series Noteholder Agreements (as in effect in December 1994); provided that (A) in the case of both (x) and (y) above, none of such Liens relate to any of the Pledged Units
(B) in respect of clause (x) above, the property that is subject to the Series Note Liens does not include any property that is not also subject to the referenced Liens in favor of the TCB Restated Lenders in connection with the TCB Restated Agreement (as in effect in December 1994), and (C) in the case of both (x) and (y) above, the provisions of the Series Noteholder Agreements (as in effect in December 1994) do not permit any Liens that are not also permitted by the TCB Restated Agreement (as in effect in December 1994); or

     9.11  Shares.   KSI shall at any time own less than 100% of the
outstanding capital stock of KPL, or any of such stock is the subject of any Lien in favor of any Person other than the Bank;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing the Bank may by written notice to the
Borrowers: (i) declare the principal of and accrued interest on the Loans to be, whereupon the same shall forthwith become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and or (ii) declare the commitments of the Bank to make the Loans hereunder terminated, whereupon such commitments shall forthwith terminate immediately; provided that if any Event of Default described in Section 9.7 shall occur with respect to either Borrower, the result which would otherwise occur only upon the giving of written notice by the Bank to the Borrowers as herein described shall occur automatically, without the giving of any such notice.

     Section 10.  REPRESENTATIONS AND WARRANTIES.

     In order to induce the Bank to enter into this Agreement and to make the Loans and issue the Letters of Credit provided for herein, each Borrower makes the following representations, covenants and warranties, which representations, covenants and warranties shall survive the execution and delivery of this Agreement and the other documents and instruments referred to herein:

     10.1 Status. (a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full power and authority to own its properties and assets and to carry on its business as now being conducted.

     (b) Each Borrower has full power, authority and legal right to execute, deliver and perform this Agreement, the Note, the Security Documents and the other Loan Documents to which it is party.

     (c) The execution, delivery and performance by each Borrower of the Loan Documents executed by it has been duly authorized by all necessary action. The Loan Documents executed by each Borrower constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms subject (as to enforceability) to the Enforceability Proviso.

     (d) The most recent year-end financial statements of each Borrower furnished to the Bank prior to the date hereof have been prepared in accordance with GAAP consistently applied and fairly present the financial condition and results of operations of each Borrower as at the end of and for the reporting period covered thereby. There are no material liabilities or any material unrealized or anticipated losses which are not disclosed in such financial statements.

     (e) There has been no Material Adverse Change with respect to either Borrower from that set forth in the financial statements referred to in clause
(d) above. Except as set forth in Schedule 10.1 hereto, as of the Closing Date there are no legal proceedings pending or, to the knowledge of either Borrower threatened, against or affecting either Borrower or its obligations hereunder; none of the items or matters listed on said Schedule 10.1 will (individually or in the aggregate), if adversely decided, have a Material Adverse Effect with respect to either Borrower. No default by either Borrower exists with respect to any agreement or instrument to which either Borrower or any Subsidiary is a party or to which it or its assets are subject which might (in the aggregate) result in such a Material Adverse Change.

     (f) The execution, delivery and performance of the Loan Documents will not contravene any provision of law, rule or regulation to which any Designated Credit Party is subject or any judgment, decree or order applicable to a Designated Credit Party nor conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien or other encumbrance upon any of the property or assets of a Designated Credit Party pursuant to the terms of, any agreement or other instrument to which a Designated Credit Party is a party or by which it or its property is bound or to which it or its property may be subject nor violate any provision of the charter documents or by-laws of any Designated Credit Party.

     (g) No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Government Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of this Agreement, the Note or any of the other Loan Documents, or the taking of any action hereby or thereby contemplated. Without limiting the generality of the foregoing, no approvals are required from any Government Authority by virtue of KSI being the owner or operator of pipelines.

     (h) KSI is the sole owner of all of the capital stock of KPL, free and clear of any Liens. KPL is the sole owner of the Pledged Units, free and clear of any Liens other than Liens in favor of the Bank; on the Closing Date, KPL is the sole owner of the Non-Pledged Units, free and clear of any Liens. KPL is the sole owner of the General Partnership Interests, free and clear of any Liens other than Liens in favor of the Bank. KPL is the sole general partner of KPOP and of KPP; such general partnership interests of KPL are evidenced by the General Partnership Interests. The General Partnership Interests evidence a 1% equity interest in each of KPOP and KPP. KPL is also a limited partner of KPP.

     (i) The aggregate number of Preference Units(including the Pledged Units) owned by either or both Borrowers on the Closing Date is 1,089,500, all of which are owned solely by KPL and none of which are subject to any Liens (other than, from and after the Closing Date, (x) Liens in favor of the Bank pursuant to the Pledge Agreement and (y) Liens that may exist after the Closing
Date on the Non-Pledged Units. The Pledged Units were acquired by KPL prior to November 1, 1993: the full purchase price for the Pledged units was paid to KPP
by KPL prior to such date.             :

     (j) KPOP owns 100% of the capital stock of STSI. STSI is the sole general partner of STOP.

     10.2 Other. (a) Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     (b) The proceeds of the Loans will be used by each Borrower for working capital purposes. In addition, certain of the proceeds of the Loans made to KPL will be onlent to KSI, with such onlent loans being evidenced by the Intercompany Note.

     (c) Neither Borrower nor the entering into of this Note is subject to any of the provisions of the Investment Company Act of 1940, as amended, or to any other federal or state statute or regulation limiting its ability to incur indebtedness.

     (d) Neither this Agreement, the Note nor any Loan Document nor any statement, list, certificate or other document or information delivered or to be delivered to the Bank nor the 10K nor any of the reports on forms 10Q and 8K referred to in Section 10.2(e) below contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     (e) Between January 1, 1995 and the Closing Date, KSI did not file any report on Form 8K with the SEC (except for the report on Form 8K dated on the cover sheet thereof August 27, 1995) true, correct and complete copies of which KSI has delivered to the Bank) nor has any event occurred which requires it to do so (other than those referred to in the aforesaid filed reports). KSI has delivered to the Bank true, correct and complete copies of all reports on Form 10Q that KSI has filed with the SEC since January 1, 1995.

     (f) To the best of the knowledge of each Borrower, such Borrower has been and continues to be in substantial compliance with all applicable Environmental Laws.

     (g) (i) All Subordinated Indebtedness of KSI contain provisions subordinating the rights of the holders hereof to the rights of the Bank under this Agreement and the Note. The Note and the Obligations are entitled to the benefits of such subordination provisions.

         (ii) The aggregate principal amount of Subordinated Indebtedness outstanding on the Closing Date is approximately $23,666,000 with respect to KSI's 8.75% Convertible Subordinated Debentures due through 2008 (the "8.75% Debentures"); none of KSI's 11.5% Subordinated Debentures due through 1998 are any longer outstanding.

         (iii) The aggregate principal amount of KSI's 8.85% Convertible Notes due 1998 outstanding on the Closing Date is $6,000,000.

         (iv) KSI owns sufficient Repurchased Indentures so that it will be able to satisfy all mandatory sinking fund deposits and mandatory redemptions required by the 8.75% Indenture that occur on or prior to the Maturity Date without being required to purchase or otherwise acquire any additional 8.75% Debentures. No 8.75% Debentures are scheduled to mature on or prior to the Maturity Date that cannot be satisfied by the retirement or redemption (or deposit into such sinking fund) of Repurchased Debentures. As used in this clause (iv): "Repurchased Debentures" shall mean 8.75% Debentures purchased by KSI on or prior to October 16, 1995 and owned by KSI, and outstanding, as of the Closing Date; and "8.75% Indenture" shall mean the indentures governing the 8.75% Debentures.

     (h) No property (other than "after-acquired property" that is required to be collateral pursuant to the terms of the TCB Restated Agreement or Series Noteholder Agreements, in each case as in effect in December 1994) is subject to the TCB Restated Liens or the Series Note Liens that was not subject to the TCB Original Liens. Neither the nature and extent of the TCB

Restated Liens, nor the nature and extent of the Series Note Liens, is different from or broader than the nature and extent of the TCB Original Liens. Neither the TCB Restated Agreement nor the Series Noteholder Agreements permit any Lien on any asset of KPOP or any Subsidiary of KPOP that was not permitted on that asset by the terms of the TCB Original Agreement. There have been no amendments to, or other modifications of, the TCB Restated Agreement or the Series Noteholder Agreements since each was executed in December 1994 other than Amendment No. 1 (dated January 30, 1995) to the Series Noteholder Agreements.

     10.3 Taxes. (a) All material tax returns of any nature whatsoever, including but not limited to, all income, payroll, stock transfer, and excise tax returns and all appropriate state and local income, sales, excise, payroll, franchise and real and personal property tax returns, and corresponding returns under the laws of any jurisdiction, which are required to be filed by any Borrower have been or will be filed by the due date or extended due date of such returns.

     (b) Except for amounts which in the aggregate do not exceed $100,000 (per Borrower), all tax amounts and other related liabilities (including interest and penalties) due and payable with respect to either Borrower have been paid (or, with respect to state income taxes payable with respect to the sale by KPL in October 1995 of approximately 3,825,000 outstanding Preference Units in an underwritten offering, have been accrued and appropriate reserves set aside therefor in accordance with GAAP).

     (c) At the time of, and after giving effect to, the making of each Loan and the issuance of each Letter of Credit, each Borrower is Solvent, and (y) possesses, in the opinion of the Borrowers, sufficient capital to conduct the business in which it is engaged or presently proposes to engage.

     Section 11.  [intentionally omitted]

     Section 12.  MISCELLANEOUS.

     12.1 Calculations and Financial Data. (a) Calculations hereunder (including, without limitation, calculations used in determining, or in any certificate of any Loan Party reflecting, compliance by any Loan Party with the provisions of this Agreement) shall be made and financial data required hereby shall be prepared both as to classification of items and as to amount in accordance with GAAP consistent with the Financial Statements of such Loan Party for its Fiscal Year ended December 31, 1994 that were previously delivered to the Bank.

     (b) For so long as this Agreement remains in effect, Each Borrower hereby irrevocably authorizes the Bank to discuss the Financial Statements and other financial information from time to time delivered hereunder, and the financial condition of the Designated Credit Parties, with the Auditors and hereby irrevocably authorize the Auditors to discuss same with the Bank. The Bank shall notify the Borrowers prior to any such conversation or series of conversations with the Auditors.

     12.2 Amendment and Waiver. (a) Except as otherwise provided, no provision of any of the Loan Documents may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Bank and a Borrower, except that waivers of provisions relating to a Borrower's performance or non-performance of its obligations hereunder or thereunder need not be signed by such Borrower or any other Designated Credit Party. Any such change, waiver, discharge or termination shall be effective only in the specific instance and for the specific purposes for which made or given.

     (b) THIS WRITTEN AGREEMENT (AND THE OTHER LOAN DOCUMENTS) REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE MATTERS COVERED HEREBY AND THEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     (c)   THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     12.3 Expenses. (a) Whether or not the transactions hereby contemplated shall be consummated, the Borrowers shall upon demand of the Bank pay all reasonable out-of-pocket costs and expenses of the Bank (x) incurred in connection with the preparation, execution, delivery, administration, filing and recording of, and (y) incurred in connection with the amendment(including any waiver or consent), modification, and enforcement of or preservation of any rights under, this Agreement, the Loan Documents, the making and repayment of the Loans, the issuance of Letters of Credit and the maintenance and operation of the Other Accounts, and the payment of all interest and fees, including, without limitation, (A) the reasonable fees and expenses of Sullivan & Worcester, LLP, counsel for the Bank, and any special or local or other counsel retained by the Bank, (B) the reasonable fees and expenses of consultants and appraiser retained by the Bank in connection with the transactions contemplated hereunder, and (C) printing, travel, title insurance, recording, filing, communication and signing taxes and costs.

     (b) The Borrowers agree to pay, and to save the Bank harmless from (x) all present and future stamp, filing and other similar taxes, fees or charges (including interest and penalties, if any), which may be payable in connection with the Loan Documents or the issuance of the Note or of Letters of Credit or any modification of any of the foregoing, and (y) all finder's and broker's fees (other than any that may have been contracted for by the Bank) in connection with the transactions contemplated by this Agreement and the other Loan Documents.

     (c) Without limiting any of the rights or obligations as set forth in this Agreement on the part of the Bank, the Borrowers agree to indemnify, pay and hold harmless the Bank, any Bank Assignee and each holder of a Note and their respective present and future officers, directors, employees and agents (collectively, the Indemnified Parties") from and against all liability, losses, damages and expenses (including, without limitation, legal fees and expenses) arising out of, or in any way connected with, or as a result of (i) the execution and delivery of this Agreement, the Note and the other Loan Documents or the documents or transactions contemplated hereby and thereby or the performance by the parties hereto or thereto of their respective obligations hereunder and thereunder or relating hereto; or (ii) any claim, action, suit, investigation or proceeding (in each case, regardless of whether or not the Indemnified Party is a party thereto or target thereof) in any way relating to any, either Borrower, any Designated Credit Party or any Affiliate of any of the foregoing; or (iii) any violation by any Designated Credit Party (or any predecessor in interest of any of them) or any Environmental Law, any Environmental Claim or Environmental Cost or the imposition of any Environmental Lien; provided that the Borrowers shall not be liable to any Indemnified Party for any portion of such liabilities, liabilities, losses, damages and expenses sustained or incurred as a direct result of the gross negligence or willful misconduct of the Bank if such gross negligence or willful misconduct is determined to have occurred by a final and non-appealable decision of a court of competent jurisdiction.

     (d) All obligations provided for in this Section 12.3 and Sections 3.7, 3.9, 3.10, 3.11, 5.2, 11.6 and 11.10 shall survive any termination of this Agreement, the expiration and termination of all Letters of Credit, the payment of all Deemed Disbursements and Reimbursement Obligations and the payment in full of the Loans.

     12.4 Benefits of Agreement; Descriptive Headings. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and, in particular, shall inure to the benefit of the holders from time to time of the Note; provided, however, that neither Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank and any such purported assignment or transfer shall be void. In furtherance of the foregoing, the Bank shall be entitled at any time to grant participations in or assign, sell or otherwise transfer the whole or any part of its rights and obligations under this Agreement, the Loan Documents or any Loan or the Note or any Letter of Credit to any Person subject to obtaining the prior written consent of the Borrowers (but no other Person), such consent not to be unreasonably withheld. No such participation, assignment, sale or other transfer pursuant to this Section 12.4(a) shall relieve the Bank from its obligations hereunder and the Borrowers need deal solely with the Bank with respect to waivers, modifications and consents to this Agreement, the Loan Documents or the Note. Any such participant, assignee, purchaser or transferee is referred to in this Agreement as a "Bank Assignee". The Borrower agrees that the provisions of Sections
2A.3, 3.7, 3.9, 3.10, 3.11, 5.2 and 12.3 shall run to the benefit of each Bank Assignee and its participations or interests herein, and the Bank may enforce such provisions on behalf of any such Bank Assignee; provided, however, that if the Bank nor any Bank Assignee assigns, sells, or otherwise transfers or grants participations in or otherwise disposes of all or any part of the Borrowers' indebtedness under this Agreement to any party pursuant to this Section 12.4(a),then the amounts that the Borrowers are required to pay pursuant to this Agreement (including, without limitation, additional amounts made pursuant to Section 5.2) shall not exceed the amounts that the Borrowers would have been required to pay to the Bank pursuant to this Agreement had the Bank not made such assignment, sale, transfer, grant, participation or other disposition of the Borrowers' indebtedness under this Agreement. The Borrowers hereby further agree that any such Bank Assignee may, to the fullest extent permitted by applicable law, exercise the right of setoff with respect to such participation (and in an amount up to the amount of such participation) as fully as if such Bank Assignee were the direct creditor of the Borrowers. Upon a participation, assignment, sale or transfer in accordance with the foregoing, the Borrowers shall execute such documents and do such acts as the Bank may reasonably request to effect such assignment, provided that such documents and acts are consistent with the terms and conditions of the Loan Documents. The Bank may furnish any information concerning any Designated Credit Party, any Subsidiary or any member of the Consolidated Group in its possession from time to time to Bank Assignees(including prospective Bank Assignees). The Bank shall notify Borrowers of any participation, assignment, sale or transfer granted by it pursuant to this Section 12.4(a). Borrowers shall not be responsible for any due diligence costs or legal expenses of any party (including any Bank Assignee) in connection with their entering into such participation, assignment, sale or transfer. The Bank further agrees that no holder of any participation hereunder, other than an Affiliate of the Bank, shall be entitled to required the Bank to take or omit to take any action hereunder, except that the Bank may agree with such participant that the Bank will not, without such participant's consent, take any action to decrease the interest rates applicable to the Loans, extend the final maturity date of the Loans or decrease the principal amount of the Loans.

     (b) The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     (c) Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, the exhibits to this Agreement shall not be required to be attached to the execution or any other copy of this Agreement, and any references in this Agreement or the other Loan Documents to such exhibits as "Exhibits hereto" or "Exhibits to this Agreement" or words of similar effect shall be deemed to refer to such document as executed by the parties thereto and delivered on the Closing Date (or such other date on which they were executed and delivered).

     (d)  [intentionally omitted]

     (e) Notwithstanding the foregoing provisions of this Section 12.4, the Bank (without the prior written approval of the Borrowers) may not grant participations in or assign, sell or otherwise transfer any of the Loans or the Commitment if, after giving effect thereto, the percentage of Loans (or if no Loans are then outstanding the percentage of the Commitment) then held by the Bank and its Affiliates is less than 51%.

     12.5 Notices, Requests, Demands, etc. Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered (if sent by Federal Express or other similar overnight delivery service), or 3 days after mailing (when mailed, postage prepaid, by registered or certified mail, return receipt requested), or (in the case of telex, telegraphic, telecopier or cable notice) when delivered to the telex, telegraph, telecopier or cable company, or (in the case of telex or telecopier notice sent over a telex or telecopier owned or operated by a party hereto) when sent; in each case, addressed as follows, except that notices and communications to the Bank pursuant to Sections 2 and 9 shall not be effective until received by the Bank: (i) if to the Bank, at the Closing Office, (ii) [intentionally omitted], and (iii) if to a Borrower, at its address specified with its signature below (Attention: President), or to such other addresses as any of the parties hereto may hereafter specify to the others in writing, provided that communications with respect to a change of address shall be deemed to be effective when actually received. As further set forth in Section
2.6 hereof, notices and communications sent to either Borrower shall be deemed satisfactorily sent to both Borrowers.

     12.6 Governing Law. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED WHOLLY WITHIN THE STATE OF NEW YORK (REGARDLESS OF THE PLACE WHERE THIS AGREEMENT IS EXECUTED).

     12.7 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     12.8 Waiver. No failure or delay on the part of the Bank in exercising any right, power or privilege under this Agreement or any other Loan Document, and no course of dealing between any Loan Party and the Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have pursuant to such documents or at law or equity. No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank to any other or further action in any circumstances without notice or demand.

     12.9 Recoveries. (a) Any Recoveries (after deduction and payment of all expenses and costs permitted by this Agreement, the Security Documents or applicable law), shall be applied against the Loans or against unpaid Reimbursement Obligations (and, if no Loans or Reimbursement Obligations shall then be outstanding, shall be held in trust by the Bank on behalf of the Borrower to the extent of the amount of the LC Outstandings from time to time in existence until satisfaction in full of all amounts due thereunder).

     (b)  [intentionally omitted]

     12.10 Jurisdiction. THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR PROCEEDING AGAINST ANY OTHER PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE LOANS OR ANY OF THE LOAN DOCUMENTS OR THE DOCUMENTS DELIVERED IN CONNECTION THEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK CITY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS SUCH PARTY MAY ELECT, and, by execution and delivery hereof, each of the parties hereto accepts and consents for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto agree that such jurisdiction shall be exclusive, unless waived by the Bank (with respect to actions or proceedings brought by a Borrower) or by the Borrowers (with respect to actions or proceedings brought by the Bank) in writing, and with respect to any questions relating to usury except that without such written consent the Bank may bring actions and proceedings in any other jurisdiction where a Borrower has property or does business. Each of the parties hereto agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to the Loan Documents and waives any right to stay or to dismiss any action or proceeding brought before said New York or US courts on the basis of forum non conveniens. In furtherance of the foregoing, each Borrower hereby irrevocably designates and appoints CT Corporation System at 1633 Broadway, New York, New York 10019, as its agent (the "Process Agent") to receive service of all process brought against such Borrower with respect to any such proceeding in any such court in New York, such service being hereby acknowledged by the Borrowers to be effective and binding service in every respect. Copies of any such process so served shall also be sent by registered mail to Borrowers at its address set forth next to its signature below, but the failure of either Borrower to receive such copies shall not affect in any way the service of such process as aforesaid. Each Borrower shall furnish to the Bank a consent of the Process Agent agreeing to act hereunder prior to the Closing Date. Nothing herein shall affect the right of the Bank to serve process in any other manner permitted by law. If for any reason the Process Agent shall resign or otherwise cease to act as agent, each Borrower hereby irrevocably agrees to (i) immediately designate and appoint a new agent (also, the "Process Agent") acceptable to the Bank to serve in such capacity and, in such event, such new agent shall be deemed to be substituted for the prior Process Agent for all purposes hereof and (ii) promptly deliver to the Bank the written consent (in form and substance satisfactory to the Bank) of such new agent agreeing to serve in such capacity.

     12.ll Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

     12.12 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default the Bank is hereby authorized at any time or from time to time, without notice to either Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of a Borrower against and on account of the obligations and liabilities of such Borrower now or hereafter existing under any of the Loan Documents irrespective of whether or not any demand shall have been made thereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured. If the Bank exercises any rights granted under this Section 12.12 it shall thereafter notify the affected Borrower of such action; provided that the failure to give such notice shall not affect the validity of such set-off and application.

     12.13 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Bank and the Borrowers and their respective successors and assigns, and nothing contained herein shall be deemed to confer upon anyone other than the Bank and the Borrowers and their respective successors and assigns any right to insist on or to enforce the performance or observance of any of the obligations contained herein. All conditions to the obligations of the Bank to make the Loans and issue Letters of Credit hereunder are imposed solely and exclusively for the benefit of the Bank and its successors and assigns and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms and no other Person shall under any circumstances be deemed to be beneficiary of such conditions.

     12.14 Effectiveness. This Agreement shall become effective when and as of the date (the "Effective Date") that all of the parties hereto shall have signed a copy hereof (whether the same or different counterparts) and the Borrowers shall have delivered the same to the Bank.

     12.15 Survival. Each of the representations, warranties, terms, covenants, agreements and conditions contained in this Agreement shall specifically survive the execution and delivery of this Agreement and the other Loan Documents, the making of the Loans and issuance of Letters of Credit and the Closing Date and shall, unless otherwise expressly provided, continue in full force and effect until the Commitment has been terminated and the Loans together with interest thereon, the Commitment commissions, the fees and compensation of the Bank, and all other sums payable hereunder or thereunder (including, without limitation, Reimbursement Obligations) have been indefeasibly paid in full.

     12.16 Domicile of Loans. The Bank may make, maintain or transfer any of its Loans hereunder to, or for the account of, any branch office and (subject to the prior consent of the Borrowers, such consent not to be unreasonably withheld) to any subsidiary or affiliate of the Bank.

     12.17 Usury. Nothing contained in this Agreement or the Note shall require Borrowers to pay interest at a rate exceeding the maximum rate permitted by applicable law. If the amount of interest payable hereunder on any date would otherwise result in such maximum rate being exceeded, such amount shall be automatically reduced to the maximum permissible amount, and the amount of interest payable for any subsequent period, to the extent less than that permitted by applicable law, shall, to that extent, be increased by the amount of such reduction. To the extent that any amount of interest is paid in excess of the maximum permissible amount, such amount shall be applied as a repayment of the principal amount hereof.

     12.18 Waiver of Jury Trial. EACH BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY SUBSIDIARY, ANY DESIGNATED CREDIT PARTY OR THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     12.19 Securities Act. The Bank agrees that it will not transfer its Note in a manner that would subject the Note or

                    [rest of page intentionally left blank]
transfer to the registration requirements of the Securities Act of 1933 (the "1933 Act").

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.


     2435 N. Central Expwy                  KANEB SERVICES, INC.
     Richardson, Texas  75080
     fax:  214/699-4025                     By: /s/ Howard Wadsworth
                                                --------------------------
                                                Name: Howard Wadsworth
                                                Title: Vice President


     2435 N. Central Expwy                  KANEB PIPE LINE COMPANY
     Richardson, Texas  75080
     fax:  214/699-4025                     By: /s/ Howard Wadsworth
                                                --------------------------
                                                Name: Howard Wadsworth
                                                Title: Vice President


     565 Fifth Avenue                       BANK OF SCOTLAND
     New York, New York 10017
     Telecopier No. 212/682-5720

                                            By: /s/ Catherine M. Oniffrey
                                                -------------------------
                                                Catherine M. Oniffrey
                                                Vice President